EXHIBIT 10.107

FIRST AMENDMENT TO SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP

AGREEMENT OF 35 W. WACKER VENTURE, L.P.

FIRST AMENDMENT TO

THE SECOND AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT OF

35 W. WACKER VENTURE, L.P.

THIS FIRST AMENDMENT TO THE SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF 35 W. WACKER VENTURE, L.P. (the “Amendment”) is made to be effective as of the 6th day of November, 2003 (the “Amendment Effective Date”), by and among Wells-Buck Venture, L.P. (formerly known as VV City-Buck Venture, L.P.), a Delaware limited partnership (the “Investor Partnership” or “Wells-Buck”), as a general partner; and Leo Burnett USA, Inc. (formerly known as Leo Burnett Company, Inc.), a Delaware corporation (“LBC”), as a limited partner (each a “Partner” and collectively the “Partners”).

W I T N E S S E T H   T H A T:

A. WHEREAS, the Investor Partnership and LBC are parties to that certain Second Amended and Restated Limited Partnership Agreement of 35 W. Wacker Venture, L.P. (the “Partnership”) dated as of April 27, 2000 (the “Partnership Agreement”);

B. WHEREAS, concurrently herewith, Wells 35 W. Wacker, LLC, a Delaware limited liability company (“Wells”), whose sole member is Wells Operating Partnership, L.P., a Delaware limited partnership (“Wells OP”), has acquired the general partner interest in the Investor Partnership from VV USA City, L.P., a Delaware limited partnership (“VV USA”); and

C. WHEREAS, as a condition to Wells’ acquisition of the general partner interest in the Investor Partnership, Wells has requested, and the Partners have agreed, to amend the Partnership Agreement with respect to certain terms and conditions as hereinafter set forth;

NOW THEREFORE, in consideration of the premises, the obligations and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of such consideration being hereby acknowledged, the Investor Partnership and LBC intending to be legally bound, do hereby agree as follows:

1. Capitalized Terms. Capitalized terms that are used in this Amendment and not otherwise defined herein shall have the respective meanings that are set forth in the Partnership Agreement.

2. Amendments to the Partnership Agreement.

(a) VV City-Buck Venture, L.P. has changed its name to “Wells-Buck Venture, L.P.” and, as such, each reference in the Partnership Agreement to “VV City-Buck” is hereby amended to be a reference to “Wells-Buck.”

(b) Section 1 of the Partnership Agreement is hereby amended by deleting same in its entirety and inserting in lieu thereof the following:

“SECTION 1 Continuation of Limited Partnership. The Partners agree to the continuation of the Partnership pursuant to the Act. The Partners agree that the General Partner shall be authorized to file any necessary or appropriate amendment to the Certificate of Limited Partnership of the Partnership. The rights and duties of the Partners shall be as provided in the Act, except as modified by this Agreement. The Partners hereby agree to the terms and conditions of this Agreement, as it may from time to time be amended according to its terms. To the extent that any provision of this Agreement is prohibited or ineffective under the Act, this Agreement shall be considered amended to the smallest degree possible in order to make this Agreement effective under the Act. In the event the Act is subsequently amended or interpreted in such a way to make any provision of this Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment.”

(c) Section 3 of the Partnership Agreement is hereby amended as follows:

(i)	by inserting new paragraph (c.1) after paragraph (c) and before paragraph (d) to read as follows:

“(c.l) “Business Day” shall mean any day except a Saturday, Sunday or any other days on which commercial banks in Chicago, Illinois are authorized or required by law to close.”

(ii)	by deleting the definition of “Capital Account” in paragraph (d) in its entirety and inserting in lieu thereof a new definition of “Capital Account” to read as follows:

“(d) “Capital Account” means, with respect to each Partner, the account established on the books and records of the Partnership for such Partner maintained in accordance with Treasury Regulation § 1.704-1(b)(2)(iv). Except as expressly provided herein, the General Partner shall make all decisions and elections permitted or required by such regulations. In accordance with such regulations, Partner’s Capital Account shall be (i) increased by the amount of (w) income and gain allocated to the Partner and (x) any cash or property subsequently contributed by the Partner to the Partnership, and (ii) decreased by the amount of (y) loss and deduction allocated to the Partner and (z) all cash and property distributed to the Partner. The Capital Accounts of the Partners shall be adjusted to reflect a revaluation of Partnership property (as determined by the General Partner) in the manner permitted by Treasury Regulation § 1.704-1(b)(2)(iv)(f) when an interest in the Partnership is acquired from or relinquished to the Partnership, or when the Partnership is liquidated within the meaning of Treasury Regulation § 1.704-1(b)(2)(ii)(g). Upon the sale, transfer, assignment or other disposition of an interest in the Partnership, the Capital Account of the transferor Partner that is attributable to the transferred interest will be carried over to the transferee Partner. The Capital Account of each Partner as of December 31, 2002 is set forth on Schedule I-A attached hereto.”

(iii)	by inserting at the end of the first sentence of paragraph (e), in the definition of “Capital Contribution”, the following: “, or its predecessor in interest.”

(iv)	by inserting new paragraph (f.1) after paragraph (f) and before paragraph (g) to read as follows:

“(f.1) “Debt Limit” has the meaning set forth in Section 16(c).”

(v)	by inserting new paragraph (u.1) after paragraph (u) and before paragraph (v) to read as follows:

“(u.1) “Put And Call Agreement” means the Put and Call Agreement between Wells OP, the Partnership and LBC, dated as of even date herewith, in the form attached hereto as Exhibit D.”

(vi)	by amending paragraph (k), in the definition of Guaranty, to delete the reference to “VV USA City, L.P.” and to insert in lieu thereof, “Wells OP”.

(vii)	by deleting the definition of “Restrictive Period” in paragraph (bb) in its entirety and inserting in lieu thereof the following:

“(bb) “Restrictive Period” means the period beginning on the Amendment Effective Date and ending on December 31, 2012, unless sooner terminated pursuant to Section 24 herein.”

(viii)	by deleting the definition in paragraph (kk) (“Transfer Prohibition”) in its entirety and inserting in lieu thereof the following new definition:

“(kk) “Transfer Indemnity” has the meaning set forth in Section 24.”

(ix)	by changing paragraphs (ll) and (mm) to paragraphs (mm) and (nn), respectively, and inserting a new paragraph (ll) after paragraph (kk) to read as follows:

“(ll1) “Transfer And Debt Maintenance Indemnity Amount” has the meaning set forth in Section 25(b).”

(x)	by inserting new paragraph (oo) after paragraph (nn) to read as follows:

“(oo) “VV USA” shall mean VV USA City, L.P., a Delaware limited partnership.”

(xi)	by inserting new paragraph (pp) at the end thereof to read as follows:

“(pp) “Wells” shall mean Wells 35 W. Wacker, LLC, a Delaware limited liability company.”

(d) Section 5 of the Partnership Agreement is hereby amended by inserting after “September 30, 2027” the phrase “, unless such date is extended by consent of a Majority Interest”.

(e) Section 6 of the Partnership Agreement is hereby amended by deleting same in its entirety and inserting in lieu thereof the following:

“SECTION 6. Principal Place of Business. The principal place of business of the Partnership shall be 6200 The Corners Parkway, Suite 250, Atlanta, Georgia 30092, or such other location as may be selected by the General Partner. Wells-Buck may, from time to time, change the principal place of business of the Partnership and/or establish additional places of business of the Partnership.”

(f) Section 8(c) of the Partnership Agreement is hereby amended by deleting same in its entirety and inserting in lieu thereof the following:

“(c) Debt Prepayment Contributions. The General Partner may at any time and for any reason cause the Partnership to prepay the debt encumbering the 35 W. Wacker Property. In the event the Partnership does not have sufficient funds to prepay such debt, including any pre-payment penalty payable to the lenders, then the Partners shall make additional Capital Contributions, pro rata in proportion to their respective Partnership Interests, in an aggregate amount equal to such shortfall (the “Preferred Capital Contribution”). However, notwithstanding the foregoing, LBC shall not be obligated to make any additional Capital Contributions pursuant to this Section 8(c). Instead, the General Partner may contribute additional preferred capital to the Partnership to fund LBC’s portion of the prepayment additional Capital Contribution. No Preferred Capital Contribution by any Partner pursuant to this Section 8(c) shall result in any adjustment to the Partnership Interests of the Partners or bear interest. Preferred Capital Contributions shall be repaid to the contributing Partners, pro rata in proportion to such Contributions, out of distributions as provided in Section 9 herein prior to any other distributions to the Partners.”

(g) Section 9 of the Partnership Agreement is hereby amended by:

(i)	replacing the first sentence in its entirety with the following:

“Net Cash Flow shall be distributed monthly among the Partners to repay any Preferred Capital Contributions as provided in Section 8(c) and then any remaining Net Cash Flow shall be distributed to the Partners pro rata in accordance with their respective Partnership Interests from time to time set forth on Schedule I-A, as amended from time to time.”; and

(ii)	by replacing the second sentence in its entirety with the following:

“The net proceeds from any sale, transfer, contribution, exchange or other disposition of the 35 W. Wacker Property or any refinancing of indebtedness secured by a first mortgage on the 35 W. Wacker Property, shall first be applied to interest on existing first mortgage indebtedness on the 35 W. Wacker Property and any required amortization of the principal of such indebtedness and then shall be distributed to the Partners to repay any Preferred Capital Contributions as provided in Section 8(c) and then any remaining net proceeds shall be distributed to the Partners pro rata in accordance with their Partnership Interests.”

(h) Section 10 of the Partnership Agreement is hereby amended as follows:

(i)	paragraph (b) is amended by deleting the words “Section 10(h) and 10(j)” therefrom and replacing the same with “Sections 10(f), 10 (h), 10(i) and 10(j)”; and

(ii)	paragraph (c) is amended by deleting the words “Sections 10(d), 10(h) and 10(j)” therefrom and replacing the same with “Sections 10(d), 10(g), 10(h), 10(i) and 10(j)”.

(i) Section 14 of the Partnership Agreement is hereby amended as follows:

(i)	paragraph (a) is amended by deleting the introductory or lead-in paragraph therefrom in its entirety and replacing it with the following:

“(a) General Partner. The business of the Partnership shall be managed by or under the authority of the General Partner. Except as hereinafter expressly provided, the General Partner shall have full, exclusive and complete discretion, power, and authority, without limitation except as expressly provided herein, to manage, control, administer, and operate the business and affairs of the Partnership, including without limitation, the discretion, power and authority to:”;

(ii)	paragraph (a)(ii) is amended by deleting therefrom the phrase “subject, in each case, to the Debt Maintenance Requirement, Transfer Prohibition and Debt Limit”, and inserting in lieu thereof the phrase, “subject to the Debt Limit.”

(iii)	paragraph (a)(ix) is amended by deleting therefrom the words “Debt Maintenance Requirement and”;

(iv)	paragraph (d) is deleted in its entirety and replaced with “ (d) [Intentionally omitted]”; and

(v)	paragraph (g) is amended by deleting same in its entirety and inserting in lieu thereof the following:

“(g) The Partnership and The Buck Management Group, Incorporated entered into that certain Property Management Agreement dated as of April 27, 2000 (the “Property Management Agreement”) which provides for the management of the 35 W. Wacker Property. In addition, the Partnership entered into a Leasing Agreement with The Buck Management Group, Incorporated dated as of April 27, 2000, which provides for the leasing of the 35 W. Wacker Property (the “Leasing Agreement”). The Partnership shall be authorized to amend the Property Management Agreement and the Leasing Agreement as of the Effective Date, by entering into an amendment to each in the form attached hereto as Exhibit F and Exhibit G, respectively. In the event of termination of the Property Management Agreement or the Leasing Agreement for any reason, the Partnership shall be authorized to enter into a replacement property management agreement and/or replacement leasing agreement, as the case may be, with Wells or an Affiliate of Wells with compensation paid under such replacement agreement reasonably consistent with compensation that would be paid under a non-affiliated, arms-length transaction.”

(j) Section 16(c) of the Partnership Agreement is hereby amended by deleting each of subparagraphs (i) and (iii) in its entirety and replacing each with “[Intentionally Omitted].”

(k) Section 18 of the Partnership Agreement is hereby amended as follows:

(i)	paragraph (b)(ii) is amended by deleting the words “for no consideration” in the first sentence thereof;

(ii)	paragraph (c) is amended by deleting the last sentence thereof;

(iii)	paragraph (d) is amended by deleting the phrase “an assignee of JBC” therefrom; by adding the word “and” before “(ii)” therein, and by deleting clause (iii);

(iv)	paragraph (f) is amended by adding the following sentence at the end of such paragraph:

“No Transfer And Debt Maintenance Indemnity Amount shall be payable in connection with or as a result of a redemption of LBC’s Partnership Interest pursuant to this Section 18 (f).”

(v)	paragraph (g) is amended by deleting same in its entirety and inserting in lieu thereof the following:

“(g) Pledge or Encumbrance Permitted. Without the consent of any other Partner, from time to time, Wells-Buck may pledge its Partnership Interest to a lending institution to secure a loan, so long as such loan is from, and such pledge is to, an institutional lender.”

(l) Section 24 of the Partnership Agreement is hereby amended by deleting same in its entirety and inserting in lieu thereof the following:

“SECTION 24. Debt Maintenance Requirement, Transfer Indemnity.

(a) If during the Restrictive Period the Partnership does not maintain an amount of non-recourse indebtedness secured by the 35 W. Wacker Property and cause such portion of such indebtedness to be allocated to LBC under Code §752 and the regulations thereunder that is sufficient to protect LBC against recognizing gain pursuant to Code § 731(a)(1) as a result of a deemed distribution of money to LBC pursuant to Code § 752(b) (the “Debt Maintenance Requirement”), then the Partnership shall indemnify LBC in the manner provided in Section 25(b) herein. As of the Amendment Effective Date the Debt Maintenance Requirement is equal to the amount set forth on Schedule IV hereto, as the same may be amended from time to time with the consent of LBC which shall not be unreasonably withheld. The Debt Maintenance Requirement shall terminate (and, as such, shall be zero) as of the end of the Restrictive Period.

(b) If during the Restrictive Period the Partnership (or any successor thereto) refinances, sells, transfers, or in any other manner alters the ownership structure or ownership entity of the 35 W. Wacker Property in any manner that could cause adverse tax consequences to LBC in the reasonable opinion of LBC’s tax counsel, Kirkland & Ellis (or such other counsel as may be reasonably approved by the Partnership) then the Partnership shall indemnify LBC in the manner provided in Section 25(b) herein (the “Transfer Indemnity”). The General Partner shall provide notice to LBC within thirty (30) days of the occurrence of an event that could trigger the Transfer Indemnity.

(c) Notwithstanding the foregoing provisions of this Section 24, the Debt Maintenance Requirement and Transfer Indemnity shall cease to apply, and the Restrictive Period shall terminate, if LBC has voluntarily and independently recognized its taxable gain resulting from the transfer of the 35 W. Wacker Property to the Partnership or has defaulted in the payment of rent or other material economic obligations under the LBC Lease and such default has remained uncured for a period of sixty (60) days following written demand therefor.”

(m) Section 25 of the Partnership Agreement is hereby amended and restated in its entirety as follows:

“SECTION 25. Tax Indemnity.

(a) The Partnership hereby agrees to indemnify, defend, and hold harmless LBC and its parent companies (the “LBC Indemnitees”), on a net after-tax basis, against the adverse U.S. Federal income tax impact to the LBC Indemnitees of the Partnership’s use of the Remedial Method during the tax years ending December 31, 2003 and December 31, 2004, the “Remedial Indemnification Amount”. The Partners agree that the Remedial Indemnification Amount for the Taxable Year ending December 31, 2003, payable on January 14, 2004, shall be $363,490.00 and for the Taxable Year ending December 31, 2004, payable on January 14, 2005, shall be $334,264. There shall be no Remedial Indemnification Amount payable for any tax year ending after December 31, 2004.

(b) (i) In the event that during the Restrictive Period, (1) the Partnership does not satisfy the Debt Maintenance Requirement, (2) the Transfer Indemnity is applicable or (3) Wells exercises its Drag-Along rights pursuant to Section 18(b) herein (each such action, an “Event”), the Partnership hereby agrees to pay LBC a one-time indemnity payment as a result of the LBC Indemnitees having to pay the U.S. Federal and Illinois state income tax attributable to the taxable gain recognized by (or allocated to) LBC resulting solely from an Event occurring prior to the end of the Restrictive Period (regardless of when such determination of recognition or allocation occurs) in the applicable amount set forth on Schedule III attached hereto (the “Transfer And Debt Maintenance Indemnity Amount”) for the Taxable Year in which the Event actually occurred; provided, however, if on or before the date for the filing of the Partnership’s U.S. Federal income tax return for the Taxable Year during which the Event occurs, the Partnership obtains an opinion of counsel (reasonably acceptable to LBC) or a ruling from the United States Internal Revenue Service (the “IRS”), to the effect that LBC should not recognize any taxable income or gain under Code § 704(c), Code § 731(a) or Code § 1001(a) (or any successor statutes or under such other Code Sections designated by LBC tax counsel and identified to Wells within ten (10) Business Days of the notice to LBC required by Section 24(b)) resulting solely from such Event, then there shall be no Transfer And Debt Maintenance Indemnity Amount payable by the Partnership to LBC with respect thereto, subject to the provisions of (b) (ii) below. LBC agrees to cooperate with Partnership tax counsel, with all reasonable out-of-pocket costs at the expense of the Partnership, in connection with obtaining any such ruling or opinion.

(ii) The Partnership will furnish LBC with a copy of any such opinion of counsel or ruling described in Section 25(b)(i) above promptly upon the Partnership’s receipt thereof, and in any case with ten (10) Business Days prior to the time the LBC Indemnitees are required to pay U.S. corporate estimated Federal income taxes in respect of the Event, as contemplated in Section 25(b)(iii) below, or, if earlier, the time they are required to file any returns recognizing the income or gain from the Event. If the Partnership obtains an opinion of counsel described in Section 25(b)(i) above each LBC Indemnitee agrees that it will not take any position on its returns, on audit or otherwise in connection with its tax liability for U.S. Federal or state tax purposes that is inconsistent with such opinion. If any LBC Indemnitee receives a notice of a claim or if at the conclusion of an audit by the IRS or other state taxing authority, there is a proposed adjustment in any item of income or gain, which if agreed to or accepted by any LBC Indemnitee would result in an indemnity obligation pursuant to Section 25(b)(i) hereof, then LBC shall promptly after receipt of such notice or promptly upon conclusion of such audit, notify the Partnership thereof in writing. If requested by the Partnership, LBC shall in good faith contest, or permit the Partnership to contest, the validity, applicability or amount of any proposed adjustment that would give rise to the payment of all or a portion of the Transfer And Debt Maintenance Indemnity Amount by (1) not making payment thereof for at least 30 days after providing the Partnership the notice required by this Section 25(b)(ii), unless otherwise required by applicable law or regulations, (2) not paying same except under protest, if protest is necessary and proper, or (3) if payment is made, using reasonable efforts to obtain a refund thereof in appropriate administrative and judicial proceedings. LBC shall not be required to contest the proposed adjustment unless and until the Partnership has agreed to pay all reasonable out-of-pocket costs and expenses which LBC incurs in connection with contesting such adjustment. If LBC controls such contest, LBC agrees to consult with the Partnership and will consider in good faith any suggestions made by the Partnership with respect to the most favorable forum for and the conduct of such contest and will enable the Partnership’s representative to participate in any proceeding. If requested by the Partnership, LBC agrees to appeal any adverse determination but LBC shall not be required to appeal any adverse determination to the United States Supreme Court. LBC shall not have the right to settle or compromise a contest without the Partnership’s consent, which consent shall not be unreasonably withheld, unless LBC agrees to forego its right to an indemnity hereunder. If any LBC Indemnitee receives a refund of all or part of any U.S Federal or state income taxes paid solely in respect of an Event for which any Transfer And Debt Maintenance Indemnity Amount is paid by the Partnership (or if any LBC Indemnitee would have received a refund but for other adjustments or offsets not related to the Event), LBC shall pay to the Partnership an amount equal to the product of (a) the Transfer And Debt Maintenance Indemnity Amount paid by the Partnership with respect to such Event multiplied by (y) a fraction the numerator of which is the sum of such refund (or the amount such refund would have been but for such other adjustments or offsets), plus any interest received on such refund, net of any U.S. Federal or state income taxes imposed on the LBC Indemnitees as a result of such refund, and the denominator of which is the total amount of U.S. Federal or state income taxes paid or payable by the LBC Indemnitee related to such Event. LBC may at any time decline to take further action with respect to a proposed adjustment by notifying the Partnership in writing that it has waived its right to an indemnity payment that would otherwise be payable by the Partnership pursuant to this Section 25(b). Likewise, the Partnership may at any time request that LBC decline to take any further action by agreeing in writing to pay the Transfer And Debt Maintenance Indemnity Amount, provided that in such event LBC may still pursue such action at its own expense and without further applicability of the provisions of this Section 25(b)(ii). Any failure of LBC to comply with the requirements of this Section 25(b)(ii) shall relieve the Partnership of any obligation to pay the Transfer And Debt Maintenance Indemnity Amount to the extent that the ability to contest a claim pursuant to the provisions of this Section 25(b)(ii) is adversely affected in any material respect.

(iii) The Transfer And Debt Maintenance Indemnity Amount, if any, shall be due and payable by the Partnership as of the corporate estimated tax payment date following the Event giving rise to an indemnity obligation hereunder. Notwithstanding the foregoing, if the Partnership has provided LBC an opinion pursuant to Section 25(b)(i) hereof, any Transfer And Debt Maintenance Indemnity Amount, if any, shall be due and payable by the Partnership within 30 days after receipt of a written demand therefor from LBC; provided, however, the Partnership shall not be required to make such payment earlier than (1) in the case of a Transfer And Debt Maintenance Indemnity Amount that is not being contested pursuant to Section 25(b)(ii) hereof, five (5) Business Days prior to the date that the LBC Indemnitees are required to pay such estimated tax, or (2) in the case of a Transfer And Debt Maintenance Indemnity Amount that is being contested pursuant to Section 25(b)(ii) hereof, 30 days after the date of the Final Determination of such contest.

A “Final Determination” shall mean (i) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final after all allowable appeals by either party to the action have been exhausted or the time for filing such appeals has expired, (ii) a closing agreement entered into under section 7121 of the Code or any other settlement agreement entered into in connection with an administrative or judicial proceeding and with the consent of the Partnership hereof, (iii) the expiration of the time for instituting suit with respect to the claimed deficiency or (iv) the expiration of the time for instituting a claim for refund, or if such a claim was filed, the expiration of the time for instituting suit with respect thereto.

(c) The Partnership agrees to indemnify, defend and hold harmless the LBC Indemnitees, on a net after-tax basis, against the adverse tax impact to the LBC Indemnitees, if any, of the conversion of the Original Company from a limited liability company to a limited partnership and the admission of VV City-Buck as the General Partner of the Partnership (the “Conversion Indemnification Amount”). The Conversion Indemnification Amount shall be computed based on the assumption that LBC is a U.S. corporation paying U.S. and Illinois state income taxes at the maximum marginal rates, but adjusted to reflect a full deduction for state income taxes without limitation.

(d) Notwithstanding the foregoing provisions of this Section 25, all of the foregoing tax indemnification obligations shall terminate, if and when LBC has voluntarily and independently recognized its taxable gain resulting from the transfer of the 35 W. Wacker Property to the Partnership or has defaulted in the payment of rent or other material economic obligations under the LBC Lease and such default has remained uncured for a period of sixty (60) days following written demand therefor. The payment of indemnification under this Section 25 and the Guaranty shall be the sole remedy available to LBC in respect of the Partnership’s election to use the Remedial Method, the Partnership’s failure to satisfy the Debt Maintenance Requirement, the occurrence of an Event described in Section 25(b) and/or if the Conversion Indemnification Amount becomes payable.

(e) Notwithstanding anything herein to the contrary, no Transfer And Debt Maintenance Indemnity Amount shall be payable to LBC as a result of (i) the transfer of the general partner interest in the Investor Partnership by VV USA to Wells and the admission of Wells as the general partner of the Investor Partnership, (ii) the Sale of all or any part of LBC’s Partnership Interest pursuant to any exercise by LBC (or its successor) of the “tag along” right under Section 18(b) herein, (iii) any exercise of the “put” by LBC (or its successor) or any exercise of the “call” by Wells (or its successor) under the Put And Call Agreement, or (iv) the entering into of the First Amendment to the Second Amended and Restated Limited Partnership Agreement of 35 W. Wacker Venture, L.P. No Transfer And Debt Maintenance Indemnity Amount shall be payable to any assignee of LBC’s Partnership Interest under Section 18(d) other than an Affiliate of LBC.”

(n) The Schedules and Exhibits to the Partnership Agreement are amended as follows:

(i)	New Schedule I-A attached hereto amends and replaces Schedule I-A to the Agreement;

(ii)	New Schedule III (Transfer Indemnity Amounts) attached hereto is added to the Agreement;

(iii)	New Schedule IV (Debt Maintenance Requirement) attached hereto is added to the Agreement;

(iv)	Exhibit C-1 (form of Wells OP Guaranty) is added to the Partnership Agreement in the form attached hereto;

(v)	Each of Exhibit D-1, Exhibit D-2 and Exhibit D-3 are deleted;

(vi)	New Exhibit D (form of Put And Call Agreement) attached hereto is added to the Agreement;

(vii)	New Exhibit E (form of Amendment to the Property Management Agreement) attached hereto is added to the Agreement; and

(viii)	New Exhibit F (form of Amendment to Leasing Agreement) attached hereto is added to the Agreement.

3. Consent and Waiver.

LBC (a) consents to the transfer and assignment from VV USA to Wells of the general partner interest in the Investor Partnership and the admission of Wells as the general partner of the Investor Partnership, (b) waives any rights to notice of tag along rights in connection with such transfer and assignment and any rights to sell its interest in the Partnership pursuant to the “tag along” provisions of Section 18(b) of the Partnership Agreement in connection with such transfer and assignment, and (c) waives any requirement for a “Tax Assurances” opinion under Section 18 (c) of the Partnership Agreement (as in effect prior to the Amendment Effective Date) in connection with such transfer and assignment. LBC also acknowledges and agrees that such transfer to Wells of the general partner interest in the Investor Partnership from VV USA and admission of Wells as the general partner of the Investor Partnership shall not give rise to, and LBC shall not make, and hereby waives, any claim for indemnification or payment of any Transfer Indemnification Amount and any claim of breach of any Transfer Prohibition under the Partnership Agreement (prior to or as amended by this Amendment) with respect thereto.

4. Representations and Warranties of Partners.

(a) Representations and Warranties of Wells-Buck. Wells-Buck represents and warrants to LBC as follows:

(1)	It is duly organized, validly existing and in good standing under the laws of the state of its formation, and is duly qualified to transact business in the State of Illinois.

(2)	It has the legal right, power and authority (y) to enter into this Amendment and (z) to consummate the transactions contemplated hereby.

(3)	The execution of this Amendment and the consummation of the transactions contemplated herein will not result in a breach of any of the terms of, or constitute a default under, any agreement or document to which it is a party or by which it is bound, or, to the best of its knowledge, any order, rule or regulation of any court or any government agency or official.

(b) Representations and Warranties of LBC. LBC hereby represents and warrants to Wells-Buck and Wells as follows:

(1)	It is duly organized, validly existing and in good standing under the laws of the state of its formation, and is duly qualified to transact business in the State of Illinois.

(2)	It has the legal right, power and authority (y) to enter into this Amendment and (z) to consummate the transactions contemplated hereby.

(3)	The execution of this Amendment and the consummation of the transactions contemplated herein will not result in a breach of any of the terms of, or constitute a default under, any agreement or document to which it is a party or by which it is bound, or, to the best of its knowledge, any order, rule or regulation of any court or any government agency or official.

(4)	To LBC’s knowledge, no Partner is in default in the performance of its respective obligations under the Partnership Agreement (other than any such obligation being released under a separate Closing Agreement dated the date hereof among the parties hereto and VV USA).

(5)	All Remedial Indemnity Amounts due and payable to LBC on or before the date of this Amendment have been paid in full.

(6)	The Partnership Agreement, as amended by this Amendment, inclusive of all exhibits and schedules thereto and hereto, constitutes all of the agreements, written or oral, that exist with respect to the Partnership and with regard to the obligations and rights of LBC as a Partner of the Partnership (other than the separate Closing Agreement referred to above).

5. Entire Agreement. This Amendment contains the entire understanding between the Partners and supersedes any prior understanding and agreements between them respecting the subject matter herein.

6. Successors and Assigns. This Amendment shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto.

7. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same agreement.

8. Interpretation. This Amendment and the rights and obligations of the respective parties hereunder shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware.

9. Ratification. Except as amended hereby, the Partnership Agreement shall remain in full force and effect in accordance with its terms and is hereby ratified and confirmed.

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IN WITNESS WHEREOF, each of the Partners has executed this Amendment as of the date first above written.

WELLS-BUCK VENTURE, L.P.,
as the General Partner (formerly known as VV City-Buck Venture, L.P.)

By: Wells 35 W. Wacker, LLC, a Delaware limited liability company, its sole general partner

By: Wells Operating Partnership, L.P., a Delaware limited partnership, its sole member

By: Wells Real Estate Investment Trust, Inc., a Maryland corporation, its sole general partner

By: /s/ Douglas P. Williams
Name:	Douglas P. Williams
Title:	Executive Vice President

LEO BURNETT USA, INC., a Delaware Corporation as a limited partner

By: /s/ Eric T. Martinez
Name:	Eric T. Martinez
Title:	EVP, Chief Financial Officer

SCHEDULE I-A

PARTNERS

NAME AND ADDRESS	TAXPAYER I.D.#	CAPITAL CONTRIBUTIONS	CURRENT CAPITAL ACCOUNT BALANCE	PERCENTAGE OF PARTNERSHIP INTEREST
Leo Burnett USA, Inc. 35 West Wacker Drive Chicago, IL 60601		$2,200,000.00	$2,090,167.00	3.4993%

Wells-Buck Venture, L.P. c/o Wells Capital, Inc. 6200 The Corners Parkway Suite 2500 Atlanta, Georgia 30092		$60,670,508.00	$57,841,504.00	96.5007%

SCHEDULE III

TRANSFER INDEMNITY AMOUNT

If the Transfer And Debt Maintenance Indemnity Amount is payable on or before the following dates	The Transfer And Debt Maintenance Indemnity Amount shall be:
December 31, 2003	$6,500,000
December 31, 2004	$6,500,000
December 31, 2005	$6,500,000
December 31, 2006	$6,500,000
December 31, 2007	$5,000,000
December 31, 2008	$5,000,000
December 31, 2009	$5,000,000
December 31, 2010	$3,500,000
December 31, 2011	$3,500,000
December 31, 2012	$1,000,000

SCHEDULE IV

DEBT MAINTENANCE REQUIREMENT

(AS OF AMENDMENT EFFECTIVE DATE)

As of the Amendment Effective Date, the parties agree that the amount is $70 million. Such amount shall be subject to adjustments to the extent the built-in gain of LBC under Code Section 704(c) is reduced as a result of “remedial” allocations, or as otherwise agreed by the Partners.

EXHIBIT C-1

[Form of Wells OP Guaranty]

GUARANTY OF PAYMENT

This Guaranty of Payment (“Guaranty”), made as of the      day of                 , 2003, by Wells Operating Partnership, L.P., a Delaware limited partnership (“Guarantor”), to and for the benefit of Leo Burnett USA, Inc. (f/k/a Leo Burnett Company, Inc.) (“LBC”).

R E C I T A L S:

A. LBC and Wells-Buck Venture, L.P. (“Wells-Buck”) have entered into that certain Second Amended and Restated Limited Partnership Agreement of 35 W. Wacker Venture, L.P. dated as of April 27, 2000 (the “2000 LPA”), as amended by that certain First Amendment to the Second Amended and Restated Limited Partnership Agreement of 35 W. Wacker Venture, L.P. (the “First Amendment”; said 2000 LPA, as so amended by the First Amendment, being herein referred to as the “Partnership Agreement”).

B. The Partnership Agreement requires that 35 W. Wacker Venture, L.P. (the “Partnership”) indemnify LBC for certain tax liabilities as set forth therein.

C. The Partnership Agreement also requires that such indemnification shall be guaranteed by Guarantor.

D. Capitalized terms used herein and not expressly defined herein shall have the meaning given them in the Partnership Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Guarantor agrees as follows:

1. Guaranty. Guarantor absolutely, unconditionally and irrevocably guarantees to LBC:

(a) the full and prompt payment when due, upon acceleration or otherwise, and at all times thereafter, of any and all debts, liabilities and obligations of the Partnership and Wells-Buck under Section 25 of the Partnership Agreement (the Transfer And Debt Maintenance Indemnity Amount, the Remedial Indemnification Amount and the Conversion Indemnification Amount collectively referred to as the “Indemnity Obligations”), however created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, due or to become due, known or unknown to Guarantor at the time of the execution of this Guaranty; and

(b) the payment of all Enforcement Costs (as hereinafter defined).

All amounts due, debts, liabilities and payment obligations described in subparagraphs (a) and (b) of this Paragraph 1 are collectively referred to herein as the “Indebtedness.”

2. LBC’s Remedies. In the event the Partnership or Wells-Buck fails to timely pay to LBC the amounts due pursuant to the Indemnity Obligations, Guarantor agrees, on demand by LBC but subject to the conditions set forth in Section 25 of the Partnership Agreement, to pay all remaining sums guaranteed or due hereunder regardless of any other defense, right of set-off or claims which the Partnership, Wells-Buck or Guarantor may have against LBC except under such Section 25 of the Partnership Agreement or under Paragraph 3 of the First Amendment. Subject to the foregoing, this is an absolute, irrevocable, present and continuing guaranty of payment and not of collection, and in any action to enforce this Guaranty, LBC, at its election, may proceed against Guarantor, with or without: (i) joining the Partnership or Wells-Buck in any such action; or (ii) commencing any action against or obtaining any judgment against the Partnership or Wells-Buck.

3. Extension and Reinstatement of Guaranty. This Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time any whole or partial payment of the Indebtedness is or is sought to be rescinded or must otherwise be restored or returned by LBC upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Partnership, Wells-Buck or Guarantor or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for the Partnership, Wells-Buck or Guarantor, all as though such payments had not been made. Without limiting the generality of the foregoing, this Guaranty shall remain in full force and effect, until the earlier to occur of: one (1) year after the date upon which LBC shall have received full payment of all Indemnity Obligations and all other sums due and owing under this Guaranty and for so long thereafter as there is pending against the Partnership, Wells-Buck or Guarantor a proceeding under any federal or state bankruptcy or insolvency laws, and (ii) termination of the Indemnity Obligations in accordance with the terms of Section 25 of the Partnership Agreement. This Guaranty shall not be affected in any way by the transfer or other disposition of the Property whether by deed, operation of law or otherwise.

4. No Discharge. Subject to the provisions of Section 25 of the Partnership Agreement, Guarantor agrees that the obligations, covenants and agreements of Guarantor under this Guaranty shall not be affected or impaired by any act of LBC, or any event or condition except payment in full of the Indebtedness and any other sums due hereunder.

5. Waiver. Guarantor expressly waives: (i) notice of the acceptance by LBC of this Guaranty; (ii) notice of the existence, creation, payment or nonpayment of the Indebtedness; (iii) presentment, demand, notice of dishonor, protest, and all other notices whatsoever; and (iv) the right to trial by jury in any action to enforce this Guaranty. No modifications or waiver of any of the provisions of this Guaranty will be binding upon LBC except as expressly set forth in a writing duly signed and delivered on behalf of LBC.

6. Enforcement Costs: If due to breach or failure to pay or perform by Guarantor hereunder: (i) this Guaranty is placed in the hands of one or more attorneys for collection or is collected through any legal proceeding; (ii) one or more attorneys is retained to represent LBC in any bankruptcy, reorganization, receivership or other proceedings affecting creditors’ rights and involving a claim under this Guaranty; or (iii) one or more attorneys is retained to represent LBC in any other proceedings whatsoever in connection with this Guaranty, then Guarantor shall pay to LBC upon demand all attorneys’ fees, costs and expenses, including, without limitation, court costs, filing fees and all other costs and expenses incurred in connection therewith (all of which are referred to herein as “Enforcement Costs”), in addition to all other amounts due hereunder.

7. Governing Law; Interpretation. This Guaranty has been negotiated, executed and delivered in Chicago, Illinois, and shall be governed by the laws of the State of Illinois without reference to the conflicts of law principles of that State. The headings of sections and paragraphs in this Guaranty are for convenience only and shall not be construed in any way to limit or define the content, scope or intent of the provisions hereof. As used in this Guaranty, the singular shall include the plural, and masculine, feminine and neuter pronouns shall be fully interchangeable, where the context so requires. If any provision of this Guaranty, or any paragraph, sentence, clause, phrase or word, or the application thereof, in any circumstances, is adjudicated by a court of competent jurisdiction to be invalid, the validity of the remainder of this Guaranty shall be construed as if such invalid part were never included herein. Time is of the essence in this Guaranty. All payments to be made hereunder shall be made in currency and coin of the United States of America which is legal tender for public and private debts at the time of payment.

8. Entire Agreement. The provisions of the Partnership Agreement pertaining to the Indemnity Obligations and this Guaranty thereof constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior such agreements and understandings, both written and oral. This Guaranty may not be modified or amended except by a written instrument signed by LBC and Guarantor. If this Guaranty is executed in several counterparts, each of those counterparts shall be deemed an original, and all of them together shall constitute one and the same instrument.

9. Prohibitions on Loans or Advances. Guarantor hereby represents and warrants to LBC that neither Guarantor nor Wells 35 W. Wacker, LLC has made any loans or other advances to the Partnership or Wells-Buck which have not been previously paid in full, and Guarantor agrees not to make, or permit Wells 35 W. Wacker, LLC to make, any loan or advance to the Partnership for so long as this Guaranty remains in effect unless such loan is subordinated in right of payment to any obligation owing under this Guaranty. Nothing in the foregoing sentence, however, is intended or shall be deemed to preclude a contribution to capital, equity investment in common stock or other infusion of at risk funds in the Partnership.

10. Payment of Indemnity Obligations. LBC agrees that the obligations of Guarantor under this Guaranty shall terminate, subject to the provisions of Paragraph 3 hereof, upon the earlier to occur of: (i) one (1) year after the date upon which LBC shall have received full payment of all Indemnity Obligations and all other sums due and owing under this Guaranty; and (ii) termination of the Indemnity Obligations in accordance with the terms of Section 25 of the Partnership Agreement.

11. Waiver of Indemnification and Other Rights. Guarantor hereby unconditionally and irrevocably agrees that (i) Guarantor will not assert at any time against the Partnership or Wells-Buck (or the estate of the Partnership or Wells-Buck if the Partnership or Wells-Buck becomes bankrupt or becomes the subject of any case or proceeding under the bankruptcy laws of the United States of America) any right or claim to indemnification, reimbursement, contribution or payment for or with respect to any and all amounts and liabilities which Guarantor may pay or perform or be obligated to pay to or perform on account of the Indebtedness under or with respect to this Guaranty; provided that any payment made by Guarantor to LBC hereunder shall be treated as a Capital Contribution to the Partnership pursuant to Section 8(b) thereof; and (ii) subject to the foregoing, Guarantor waives and releases all such rights and claims to indemnification, reimbursement, contribution or payment which Guarantor may have now or at any time against the Partnership or Wells-Buck (or the estate of the Partnership or Wells-Buck if the Partnership or Wells-Buck becomes bankrupt or becomes the subject of any case or proceeding under the bankruptcy laws of the United States of America). Guarantor further unconditionally and irrevocably agrees that it shall have no right of subrogation with respect to, and hereby waives any right to enforce, any remedy which LBC now has or may hereafter have against the Partnership or Wells-Buck, or any security now or hereafter held by LBC. Subject to Paragraph 2 of this Guaranty, Guarantor also waives any defense based upon an election of remedies by LBC which destroys or otherwise impairs any subrogation rights of Guarantor or the right of Guarantor to proceed against the Partnership or Wells-Buck for reimbursement, or both. All laws exempting real or personal property from execution are hereby waived, and no benefit of exemption will be claimed under or by virtue of any exemption law now in force or which hereafter may be passed.

12. Additional Representations and Warranties. In addition to and independent of any other obligation or liability under this Guaranty, Guarantor hereby represents and warrants to LBC as follows:

(a) Guarantor has an indirect economic investment or interest in the Partnership, an indirect economic investment or interest in Wells-Buck and an interest in the success of the Partnership, Wells-Buck and Wells 35 W. Wacker, LLC;

(b) Any and all balance sheets, net worth statements and other financial data with respect to Guarantor which have heretofore been given to LBC by or on behalf of Guarantor fairly and accurately present the financial condition of Guarantor as of the respective dates thereof and, since the respective dates thereof, there has been no material adverse change in the financial condition of Guarantor;

(c) The execution, delivery and performance by Guarantor of this Guaranty do not and will not contravene or conflict with (i) any law, order, rule, regulation, writ, injunction or decree now in effect of any government, governmental instrumentality or court having jurisdiction over Guarantor, or (ii) any contractual restriction binding on or affecting Guarantor or any of Guarantor’s property or assets unless appropriate consents have been obtained prior to execution hereof;

(d) This Guaranty creates legal, valid and binding obligations of Guarantor enforceable against Guarantor in accordance with its terms subject to bankruptcy, creditors’ rights, and insolvency;

(e) There is no action, proceeding or investigation pending or, to the knowledge of Guarantor, threatened, affecting Guarantor, which may adversely affect the ability of Guarantor to pay the Indemnity Obligations in full and to fulfill and perform the other undertakings under this Guaranty; and

(f) No representation or warranty by Guarantor contained herein, nor any schedule, certificate or other document furnished by Guarantor to LBC in connection with this Guaranty contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not misleading.

(g) Guarantor hereby indemnifies LBC and agrees to defend and hold harmless LBC from and against: (a) any loss, cost, damage or expense occurring by reason of a breach of the foregoing representations and warranties; and (b) the loss, mitigation, subordination or other consequences adverse to LBC by reason of this Guaranty being challenged as a preference or suffering any other subjugation under any bankruptcy or other law, whether state or federal, affecting debtors, creditors and/or the relationship between and among them, provided that in any event Guarantor’s maximum obligation under this Guaranty at any time shall not exceed the amount of the Indebtedness which Guarantor may have under Paragraph 1.

13. Successors and Assigns; Joint and Several Liability. This Guaranty shall bind Guarantor and the heirs, assigns, successors, executors, administrators and legal and personal representatives of Guarantor; provided that Guarantor shall not be entitled to transfer or assign its obligations hereunder without the prior written consent of LBC. If this Guaranty is executed by more than one person, it shall be the joint and several undertaking of each of the undersigned. Regardless of whether this Guaranty is executed by more than one person, it is agreed that the undersigned’s liability hereunder is several and independent of any other guarantees or other obligations at any time in effect with respect to the Indemnity Obligations or any part thereof and that Guarantor’s liability hereunder may be enforced regardless of the existence, validity, enforcement or non-enforcement of any such other guarantees or other obligations. LBC shall have the right to assign its rights under this Guaranty to any Affiliate to which LBC transfers its interest in the Partnership pursuant to the Partnership Agreement.

14. Agent for Service of Process. Guarantor hereby submits to personal jurisdiction in the State of Illinois for the enforcement of this Guaranty and waives any and all personal rights to object to such jurisdiction for the purposes of litigation to enforce this Guaranty. In the event such litigation is commenced at any time when Guarantor is not permanently domiciled in the State of Illinois, Guarantor agrees that service of process may be made and personal jurisdiction over Guarantor obtained, by service of a copy of the summons, complaint and other pleadings required to commence such litigation upon the appointed agent for service of process in the State of Illinois, which agent Guarantor hereby designates to be:

CT Corporation System

208 S. LaSalle Street, Suite 814

Chicago, Illinois 60604

Guarantor agrees that this appointment of an agent for service of process is made for the mutual benefit of Guarantor and LBC and may not be revoked without LBC’s consent. Guarantor hereby agrees and consents that any such service of process upon such agent shall be taken and held to be valid personal service upon Guarantor, whether or not Guarantor shall be then physically present, residing within, or doing business within the State of Illinois, and that any such service of process shall be of the same force and validity as if service were made upon Guarantor when physically present, residing within, or doing business in the State of Illinois. Guarantor waives all claim of error by reason of any such service. Guarantor hereby consents to the jurisdiction of either the Circuit Court of Cook County, Illinois, or the United States District Court for the Northern District of Illinois, in any action, suit or proceeding which LBC may wish to file at any time in connection with this Guaranty or any related matter. Guarantor hereby agrees that an action, suit or proceeding to enforce this Guaranty may be brought in any state or federal court in the State of Illinois and hereby waives any objection which Guarantor may have to the laying of the venue of any such action, suit or proceeding in any such court; provided, however, that the provisions of this Paragraph shall not be deemed to preclude LBC from filing any such action, suit or proceeding in any other appropriate forum.

15. Notices. All notices, demands, requests, or other communications which may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, sent by overnight courier or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by facsimile, telegram, telecopy or telex, addressed as follows:

if to LBC:	Leo Burnett USA, Inc.
35 West Wacker Drive
Chicago, Illinois 60606
Attention: General Counsel
Facsimile: 312/220-6565

with a copy to:	Publicis Groupe, S.A..
133 Avenue des Champs-Elysees
75008 Paris, France
Attention: Chief Financial Officer
Facsimile: 011 331 44437560

with a copy to:	Davis & Gilbert LLP
1740 Broadway
New York, New York 10019
Attention: Lewis A. Rubin, Esq.
Facsimile: 212/468-4888

if to Guarantor:	Wells Operating Partnership, L.P.
c/o Wells Capital, Inc.
6200 The Corners Parkway
Suite 2500
Norcross, Georgia 30092
Attention: Chief Real Estate Officer
Facsimile: 770-243-8510

with a copy to:	Troutman Sanders LLP
600 Peachtree Street, N.E.
Suite 5200
Atlanta, Georgia 30308
Attention: John W. Griffin, Esq.
Telephone: 404-885-3150
Facsimile: 404-962-6577

Except as otherwise specifically required herein, notice of the exercise of any right, option or power granted to LBC by this Guaranty is not required to be given.

(remainder of page left blank - signature on following page)

SIGNED AND DELIVERED the date first above specified.

GUARANTOR:

WELLS OPERATING PARTNERSHIP, L.P., a Delaware limited partnership

By:	WELLS REAL ESTATE INVESTMENT TRUST, INC., a Maryland corporation, its sole general partner

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